NEWS RELEASE

For: IMMEDIATE RELEASE

Date: October 30, 2008

Contact: CHARLES N. FUNK, PRESIDENT & CEO or DAVID A. MEINERT, EVP & CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS THIRD QUARTER 2008 EARNINGS

Iowa City, Iowa - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) reported third quarter 2008 net income of $1.7 million, or $0.20 basic and diluted earnings per share. This is the third quarterly earnings release for the "new" MidWestOne Financial Group (the "Company") and the second quarterly earnings release that shows results for the merged entity for an entire quarter. The merger of ISB Financial Corp. ("ISBF") and the "former" MidWestOne Financial Group ("former MFG") was effective as of the close of business on March 14, 2008. ISBF was the surviving entity in the merger and adopted the name of MidWestOne Financial Group, Inc.

Net income and earnings per share were lower in the third quarter of 2008 compared with the second quarter of 2008 as a result of the recognition of $400,000 of flood loss expense incurred by two of the Company's branch locations. Additionally, the Company reduced the carrying value of a truck stop/convenience store held as other real estate by $500,000 during the third quarter. The reduction in earnings per share related to these losses was $0.08. Net interest income in the third quarter was $423,000 lower compared with second quarter primarily due to reduced income on the Company's loan pool participations. Noninterest income was also lower in the third quarter due to reduced brokerage and investment service fees and commissions as the recent general decline in stock prices had a large effect on trailing commissions earned. Net income for the quarter ended June 30, 2008 was $3.0 million, or $0.34 basic and diluted earnings per share.

The Company reported net income of $6.9 million, or $0.90 basic and diluted earnings per share, for the nine months ended September 30, 2008. As a result of the merger, the financial results for the nine months ended September 30, 2008 reflect ISBF results for the entire period plus the contribution of former MFG from March 15 through September 30, 2008. The purchase price allocation has not been finalized given the timing of the transaction closing. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets, thus the allocation of the purchase price is subject to refinement.

"We continue our focus on capital adequacy, credit quality and liquidity," commented Charles N. Funk, President and Chief Executive Officer. "We are leaving no stone unturned as we examine the quality of our loan portfolio. This is a tremendously difficult time for our industry and we are meeting the daily challenges with energy and resolve."

The Company completed the merger of its three bank subsidiaries into one bank charter under the name of MidWestOne Bank with headquarters in Iowa City on August 11, 2008. Mr. Funk also noted, "We are very appreciative of the good and hard work from our employees during the merger of MidWestOne Bank, Iowa State Bank & Trust and First State Bank in to the "new" MidWestOne Bank. Our net interest margin held up well during the quarter and we believe we are on track to realize the identified cost savings from the merger in 2009. Our challenge is to continue working through the realities of a slowing economy while preserving our ample liquidity and solid capital base."

Return on average assets for the Company's third quarter of 2008 was 0.44% and the return on average shareholders' equity was 4.23%. The Company's return on average tangible equity for the third quarter of 2008 was 5.46%. The return on average assets for the nine months ended September 30, 2008 was 0.70% with a return on average shareholders' equity and average tangible equity of 6.61% and 8.91%, respectively.

Total assets of the Company were $1.52 billion as of September 30, 2008 compared with $702.0 million on December 31, 2007. This increase resulted primarily from the merger of the two companies. Total deposits as of September 30, 2008 were $1.12 billion compared with $526.6 million as of December 31, 2007, an increase of $593.4 million, which was primarily due to the merger.

The Company's net interest margin for the third quarter of 2008 was 3.25% compared with 3.45% for the quarter ended June 30, 2008. Lower loan pool income affected the reported net interest margin. Reduced interest income on loans and investments reflected the continued decrease in market interest rates. Lower market rates contributed to lower interest expense on deposits and borrowed funds. Net interest income for the quarter ended September 30, 2008 was $10.9 million.

The Company's total loans (excluding loan pool participations) were $1.0 billion as of September 30, 2008, compared with $401.6 million as of December 31, 2007. The merger of the two organizations was the primary reason for the increase in total loans from December 31, 2007. Included in the Company's assets are participation interests in pools of loans that are held and serviced by an independent third party, as described elsewhere in this news release. Prior to the merger, real estate loans made up a significant portion of each of ISBF's and former MFG's loan portfolio. As of September 30, 2008, the Company's largest category of total loans was commercial real estate, which comprised 40% of the loan portfolio. Residential real estate was the next largest category of loans at 28% of the portfolio, commercial loans were 20% of total loans and agricultural loans were 8% of total loans. The remainder of the portfolio consisted of consumer loans, which were 4% of total loans. All of these percentages relate to our direct loans and do not include loan pool participations. Included in commercial real estate were construction and development loans totaling approximately $97 million, or 10% of total loans.

Non-performing loans in the bank loan portfolio totaled $11.6 million as of September 30, 2008, which was 1.15% of bank loans. This compares with non-performing loans of $9.4 million as of June 30, 2008, which was 0.95% of bank loans. The non-performing loans as of September 30, 2008 consisted of $10.8 million in nonaccrual loans and $767,000 in loans past due 90 days or more and still accruing. There were no troubled debt restructures as of September 30, 2008. Loans past-due 30 to 89 days (not included in the non-performing loan totals) were $10.0 million as of September 30, 2008 compared with $13.3 million as of June 30, 2008. As of September 30, 2008, approximately 96% of the construction and development loans were current. Less than 1% were 30 to 89 days past due. Nonaccrual construction and development loans totaled $4.0 million, or approximately 4% of the category. During the third quarter of 2008, the Company's provision for loan losses totaled $838,000. As of September 30, 2008, the Company's allowance for loan losses was $11.0 million, which was 1.1% of total loans. During the third quarter of 2008, the Company had net loan charge-offs of $409,000, or 0.16% of average loans. Net loan charge-offs for the first nine months of 2008 were $698,000, or 0.11% of average loans. As of September 30, 2008, the Company had $1.0 million in other real estate owned, which is not included in non-performing loans.

Loan pool participations totaled $100.9 million as of September 30, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. The former MFG has engaged in this activity since 1988. ISBF did not have any loan pool participations on December 31, 2007. The Company acquired two new loan pool participations totaling $18.6 million during the third quarter of 2008. As of September 30, 2008, the categories of loans by collateral type in the loan pools were as follows: commercial real estate - 54%, single-family residential real estate - 13%, commercial loans - 13%, agricultural and agricultural real estate - 8% and other loans - 12%. The Company has very minimal exposure in loan pools to consumer real estate subprime credit or to construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The yield on loan pool participations (excluding purchase accounting adjustments) was 7.91% for the third quarter of 2008, and 9.06% for the first nine months of 2008. Including loan pool participations, the Company's loan to deposit ratio was 98.6% as of September 30, 2008, compared with 94.9% as of June 30, 2008.

Total shareholder's equity totaled $160.6 million as of September 30, 2008. Equity to assets was 10.56% and tangible equity to assets was 8.37% as of September 30, 2008. The Company and its bank subsidiary continued to be "well-capitalized" pursuant to bank regulatory requirements. In conjunction with the merger on March 14, 2008, the Company issued 3,519,788 shares of common stock to the shareholders of former MFG. A total of 8,631,110 shares were outstanding as of September 30, 2008. Book value per share was $18.61, while tangible book value per share was $14.40. The Company is evaluating its options relative to the T.A.R.P. Capital Purchase Plan.

The Company's investment securities totaled $288.4 million as of September 30, 2008, which represented approximately 19% of total assets. The portfolio consisted mainly of U. S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. Approximately $280 million of the investment securities were classified as available for sale.

Total noninterest income for the quarter ended September 30, 2008 was $3.0 million. This compares with $3.3 million for the second quarter of 2008. Noninterest income is derived primarily from trust fees, security transaction fees, deposit service charges and origination fees from real estate loans sold on the secondary market. The decline in equity markets is a major factor in for lower Trust and Investment fees as many of these fees are based on asset values outstanding.

Noninterest expense for the third quarter of 2008 totaled $11.0 million. Included in noninterest expense were the $400,000 flood loss and the $500,000 write-down in the other real estate value. Additional operating expenses attributable to the merger of the banks such as overtime, marketing and office supplies were included during the quarter. Management anticipates that there will be fourth-quarter 2008 noninterest expenses related to the disposition of surplus computer equipment as well as the data processing conversion and marketing expenses related to the merger of the banks. Overall, management anticipates that noninterest expense will begin to decline in subsequent periods due to identified cost-saves resulting from the merger.

The Company's board of directors declared a dividend of $0.1525 per share on October 23, 2008. Shareholders of record on December 1, 2008 will be entitled to receive the dividend to be paid on December 15, 2008. A dividend of $0.1525 per share was paid to shareholders on September 15, 2008. The Company repurchased 25,000 shares of its common stock totaling $358,000 during the third quarter of 2008 under the terms of the board authorized stock repurchase program. The board had previously authorized management to repurchase up to $5.0 million of the Company's common stock on the open market through December 31, 2008.

On October 17, 2008, the Company sold its branch location in Wapello, Iowa. The transaction closed on October 17, 2008, with Community Bank of Muscatine, Iowa, assuming approximately $8.6 million in deposits of the Wapello branch. The Company retained the loans associated with the branch and will service them through its branch location in Burlington, Iowa. A premium of 6% of the deposits was received by the Company and will be recognized as income in the fourth quarter of 2008.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select System under the symbol "MOFG".

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include statements as to expectations regarding the merger and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (2) changes in the quality and composition of the Company's loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (3) the businesses of ISBF and former MFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (5) revenues following the merger may be lower than expected; (6) customer and employee relationships and business operations may be disrupted by the merger; and (7) other risk factors detailed from time to time in filings made by the Company with the SEC.
MIDWESTONE FINANCIAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		NINE MONTHS ENDED
(in thousands, except share & per share data)	SEPTEMBER 30,		SEPTEMBER 30,
	2008	2007	2008	2007
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 18,210	$ 9,794	$ 47,869	$ 28,511
Interest income and discount on loan pool participations	1,228	-	3,145	-
Total interest income	19,438	9,794	51,014	28,511
Total interest expense	8,489	4,861	22,554	14,177
Net interest income	10,949	4,933	28,460	14,334
Provision for loan losses	838	75	1,666	425
Noninterest income	3,024	2,312	8,853	6,493
Noninterest expense	10,954	4,701	26,417	13,919
Income before tax	2,181	2,469	9,230	6,484
Income tax expense	477	638	2,288	1,667
Net income	$ 1,704	$ 1,831	$ 6,942	$ 4,817

Per Share Data:
Net income - basic	$0.20	$0.37	$0.90	$0.93
Net income - diluted	$0.20	$0.36	$0.90	$0.93
Dividends declared	$0.15	$0.00	$0.31	$0.32
Weighted average shares outstanding	8,646,328	5,156,927	7,707,301	5,163,943
Weighted average diluted shares outstanding	8,646,328	5,157,688	7,707,301	5,170,613

Performance Ratios:
Return on average assets	0.44%	1.07%	0.70%	0.96%
Return on average equity	4.23%	9.84%	6.61%	8.79%
Return on average tangible equity	5.46%	10.50%	8.91%	9.39%
Net interest margin (FTE)	3.25%	3.28%	3.31%	3.25%
Net loan charge-offs (recoveries) /average loans	0.16%	0.23%	0.11%	0.03%

		SEPTEMBER 30,		DECEMBER 31,
		2008	2007	2007
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 1,521,015	$ 682,085	$ 701,983
Loans, net of unearned income		1,003,752	391,975	401,554
Allowance for loan losses		11,044	5,622	5,466
Loan pool participations		100,915	0	0
Total deposits		1,120,822	499,212	526,615
Total shareholders' equity		160,591	75,992	77,392

Per Share Data:
Book value		$18.61	$14.71	$14.98
Tangible book value		$14.40	$13.80	$14.14
Common shares outstanding		8,631,110	5,167,598	5,165,308

Financial Ratios:
Total shareholders' equity/total assets		10.56%	11.14%	11.02%
Total tangible equity/total assets		8.37%	10.53%	10.47%
Total loans/total deposits		89.55%	78.52%	76.25%
Total loans + loan pools/total deposits		98.56%	78.52%	76.25%
Nonperforming loans/total loans		1.15%	0.47%	0.32%
Allowance for loan losses/total loans		1.10%	1.43%	1.36%
Allowance for loan losses/nonperforming loans		95.77%	303.74%	47.40%